UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended March 31, 2026

Worthy Property Bonds, Inc.

(Exact name of registrant as specified in its charter)

Commission file number:	024-11279

Florida	86-3192320
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11175 Cicero Dr. Suite 100 Alpharetta, GA	30022
(Address of principal executive office)	(Zip Code)

(678) 646-6791

(Registrant’s telephone number, including area code)

Worthy Property Bonds

(Title of each class of securities issued pursuant to Regulation A)

PART II

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This annual report contains forward looking statements that are subject to various risk and uncertainties and that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. Many of these statements are contained under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements are generally identifiable by use of forward-looking terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this annual report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this annual report, whether as a result of new information, future events or otherwise.

You should thoroughly read this annual report and the documents that we refer to herein with the understanding that our actual future results may be materially different from and/or worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements including those made in Risk Factors appearing elsewhere in this annual report. Other sections of this annual report include additional factors which could adversely impact our business and financial performance. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this annual report, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

Item 1.	Business.

Overview

Worthy Property Bonds, Inc., (the “Company,” “we,” “us,” “our,” or “ours”) was incorporated under the laws of the State of Florida on April 9, 2021. Our wholly owned subsidiary Worthy Lending V, LLC (“Worthy Lending V”) was organized as a limited liability company in Delaware. We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI”) which has licensed the rights to a fintech platform and mobile app (collectively the “Worthy Fintech Platform”). On April 9, 2021, we issued 100 shares of our $0.001 per share par value common stock to WFI in exchange for $5,000. WFI is the sole shareholder of the Company’s common stock.

On June 23, 2021, the Company filed a public offering pursuant to Regulation A (the “Offering”) of $75 million aggregate principal amount of Worthy Property Bonds (the “Worthy Property Bonds”) under the Company’s qualified Offering Statement (File No. 024-11563). On October 31, 2022, the Offering was qualified by the SEC. Effective May 20, 2024, the Company temporarily suspended bond sales pending approval of the Post-Qualification Amendment on file with the SEC and resumed bond sales upon receipt of such approval on October 7, 2024. From October 31, 2022, through December 12, 2024, the Company sold $75 million aggregate principal amount of Worthy Property Bonds.

Our principal executive offices are located at 11175 Cicero Dr., Suite 200, Alpharetta, GA 30022, and our telephone number is (678) 646-6791. Our fiscal year end is March 31st. The information which appears on our websites, or is accessible through our websites, at www.worthybonds.com and www.worthypropertybonds.com are not part of, and is not incorporated by reference into, this Annual Report on Form 1-K.

We are implementing our business model through our wholly owned subsidiary Worthy Lending V. Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We anticipate that (i) at least 55% of our assets will consist of “mortgages and other liens on and interests in real estate” (“Qualifying Interests”), (ii) at least an additional 25% of our assets will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests), and (iii) not more than 20% of our total assets consist of assets that have no relationship to real estate provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.” Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates. We sold Worthy Property Bonds in the offering to provide the capital for these activities.

1

The Company generated net losses of approximately $1,950,000 and had cash used in operations of approximately $1,524,000 for the year ended March 31, 2026 The net losses incurred from inception have resulted in a shareholder’s deficit and accumulated deficit of approximately $6,681,000 and $6,836,000, respectively, as of March 31, 2026. There is a possibility that bond liability redemption requests may exceed available liquidity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company filed a Form 1-A Regulation A Offering Statement, which, was declared effective, in fiscal year ended March 31, 2023, which allowed the Company to raise funds through the sale of its Worthy Property Bonds. Also, during the fiscal year ended March 31, 2023, the Company began making loans and collecting interest income.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company.

History and Recent Developments – The Worthy Group of Companies

We are a wholly owned subsidiary of WFI. WFI was organized in 2016 to create a “Worthy Community” in an effort to help members achieve financial wellness. WFI was initially targeting the millennials who are surpassing the baby boomers as the nation’s largest living generation and to develop the Worthy Fintech Platform. WFI’s management believes that the millennial demographic in large part has a basic distrust of old guard financial institutions, is burdened by student loans and other debt, changes employment frequently and is unable to save money and/or fund a retirement program. At the same time there is a rapidly growing trend in on-line peer financing.

WFI formed Worthy Peer Capital, Inc. (“Worthy Peer I”) in 2016. Following the qualification by the SEC of its offering statement on Form 1-A under SEC File No. 024-10766, in January 2018 Worthy Peer I began offering its Worthy Bonds in a Regulation A exempt offering. Following the qualification, from January 2018 through March 17, 2020, Worthy Peer I sold approximately $50,000,000 aggregate principal amount of renewable bonds to 12,285 investors.

In March 2018, WFI launched the Fintech Platform and Worthy App, a free mobile app which provides tools to help people easily invest including through “spare change” round ups. Round ups monetize debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 Worthy Bond.

In August 2018, Worthy Peer I formed Worthy Lending, LLC, a Delaware limited liability company, or “Worthy Lending I,” as a wholly owned subsidiary. Worthy Lending I provided loan and investment origination and processing services for Worthy Peer I. In September 2018 Worthy Peer I began deploying the capital it had raised through sales of its Worthy Bonds in accordance with its business model. On March 17, 2020, Worthy Peer I completed the offering. From January 2018 through March 17, 2020, Worthy Peer I sold approximately $50 million aggregate principal amount of Worthy Bonds to 12,285 investors.

In October 2019, WFI began an internal reorganization to more efficiently utilize personnel at both WFI and Worthy Peer I, including Worthy Lending I. Under this structure, Worthy Management, Inc., or “Worthy Management,” a wholly owned subsidiary of WFI, organized in October 2019, provides certain management services to us which are described in detail elsewhere in this Annual Report on Form 1-K.

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In October 2019, WFI formed Worthy Peer Capital II, Inc. (“Worthy Peer II”) and its wholly-owned subsidiary Worthy Lending II, LLC (“Worthy Lending II”). In March 2020, Worthy Peer II commenced a public offering pursuant to Regulation A of $50,000,000 aggregate principal amount of renewable bonds under a qualified Offering Statement (File No. 024-11150). Worthy Peer II began deploying the capital it had raised through sales of its renewable bonds in accordance with its business model. On October 1, 2020, Worthy Peer II completed its offering. From March 17, 2020 through October 1, 2020, Worthy Peer II sold approximately $50,000,000 aggregate principal amount of renewable worthy bonds to 17,823 investors.

In June 2020, WFI formed Worthy Community Bonds, Inc. and its wholly-owned subsidiary Worthy Lending III. On September 29, 2020, the Worthy Community Bonds commenced the Offering of $50,000,000 aggregate principal amount of Worthy Community Bonds and completed the Offering on February 26, 2021, selling approximately $50,000,000 aggregate principal amount to18,914 investors.

On June 30, 2020, we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management. Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

On April 9, 2021, WFI formed Worthy Property Bonds, Inc. (“Worthy Property Bonds”) and its wholly-owned subsidiary Worthy Lending V, LLC (“Worthy Lending V”). On June 23, 2021, Worthy Property filed an Offering Statement on Form 1-A (File No. 024-11563), as amended, by Amendment No. 1 filed on August 26, 2021, Amendment No. 2 filed on October 21, 2021, Amendment No. 3 filed on December 17, 2021, and Amendment No. 4 filed on February 28, 2022 with the SEC for a public offering pursuant to Regulation A of up to (i) $74,880,000 of its bonds for cash and (ii) $120,000 of its bonds as rewards. WPB sold $75 million aggregate principal amount of bonds as of December 12, 2024. Effective May 20, 2024, the Company temporarily suspended bond sales pending approval of the Post-Qualification Amendment on file with the SEC and resumed bond sales upon receipt of such approval on October 7, 2024.

On February 1, 2023, WFI formed Worthy Property Bonds 2, Inc. (“Worthy Property Bonds 2”) and its wholly-owned subsidiary Worthy Lending VI, LLC (“Worthy Lending VI”). On April 3, 2023, WPB 2 filed an Offering Statement on Form 1-A (File No. 024-12206), as amended, by Amendment No.1 filed on June 15, 2023 with the SEC for a public offering pursuant to Regulation A of up to (i) $74,880,000 of its bonds for cash and (ii) $120,000 of its bonds as rewards. . WPB 2 sold approximately $55 million aggregate principal amount of bonds as of March 31, 2026. Effective June 20, 2024, the Company temporarily suspended bond sales pending approval of the Post-Qualification Amendment on file with the SEC and resumed bond sales upon receipt of such approval on February 7, 2025.

On January 30, 2026, Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., filed Certificates of Dissolution with the Secretaries of State of the States of Delaware and Florida, respectively, dissolving the companies, pursuant to applicable state law. The dissolution was approved unanimously by the board of directors and sole shareholder. Worthy Peer Capital, Inc., and Worthy Peer Capital II, Inc., at the time of dissolution, had no assets, and therefore there will be no further distributions to their security holders. Both companies have filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

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Organizational Structure

The following reflects the current organization structure of the Worthy Companies:

THE WORTHY COMPANIES

(1)	Worthy Financial, Inc. owns 100% of the issued and outstanding capital stock of Worthy Management, Inc., Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc.
(2)	Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. are each a party to a management services agreement with Worthy Management, Inc.
(3)	Worthy Community Bonds, Inc., Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. own 100% of the issued and outstanding membership interests of Worthy Lending III, LLC, Worthy Lending V, LLC and Worthy Lending VI, LLC, respectively.

Our Business Model

We are implementing our business model through our wholly owned subsidiary Worthy Lending V. Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We anticipate that (i) at least 55% of our assets will consist of “mortgages and other liens on and interests in real estate” (“Qualifying Interests”), (ii) at least an additional 25% of our assets will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests), and (iii) not more than 20% of our total assets consist of assets that have no relationship to real estate provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.” Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates. We will sell Worthy Property Bonds in this offering to provide the capital for these activities.

The Worthy Property Bonds:

●	are priced at $10.00 each;
●	represent a full and unconditional obligation of our company;
●	bear interest at 7% per annum (effective November 2023 through January 2026 and 6.5% thereafter). For clarification purposes, we will pay interest on interest (compounded interest) and credit such interest to bondholders’ Worthy accounts;
●	are subject to repayment at any time at the demand of the holder;
●	are subject to redemption by us at any time;
●	are not payment dependent on any underlying real estate loans or investments;
●	are transferable;
●	are unsecured.

4

For the year ended March 31, 2026, the Company generated revenues of $1,364,002, primarily from interest earned on loans receivable.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the year ended March 31, 2026.

Worthy Fintech Platform

WFI has developed technology solutions, including the Worthy App and the Worthy Website, which facilitates the purchase of Worthy Property Bonds in the Offering and provides information on accounts of the Worthy Bond investors. We refer to these as the “Worthy Fintech Platform.” The Worthy Fintech Platform was sold by WFI to WWI on March 31, 2026, for $2,000,000 to be paid $1,000,000 in cash and $1,000,000 in shares of WWI common stock and licensed back to WFI for use by its subsidiaries. We pay a license fee to WFI in the amount of $5 per registered user per year; and agreed that such amount would be subject to periodic review and modification.

Worthy App

The Worthy App is designed to support the target market for our bonds which we believe is approximately 74 million millennials, who spend more than $600 billion a year. The Worthy App seeks to provide an easy way for our target market to micro invest including monetizing their debit card purchases, checking account linked credit card purchases and other checking account transactions by “rounding up” each purchase to the next higher dollar until the “round up” reaches $10.00 at which time the user can purchase a $10.00 bond. The Worthy App is available via the web at worthybonds.com or for Apple iPhone users from the Apple Store and for Android phone users from Google Play.

Procedurally, Worthy App users download the application and simply link their bank account to the App. If engaging in the round-up feature, they connect their debit card or credit card to the App. Every time the user shops or completes any checking account transaction, the App automatically rounds up their purchase to the next dollar, tracks the spare change and during the Offering permitted the user to use it to invest in our Worthy Community Bonds. The user’s bank accounts are monitored, and the money is transferred via ACH once the round up amounts reach $10.00.

Users can also make one time or recurring purchases of bonds.

Worthy Website

The Worthy Website offers users the following features:

●	Available online directly from us. Prior to the completion of the Offering, users could purchase Worthy Community Bonds directly from us through the Worthy Website;
●	No purchase fees charged. We did not charge purchasers any commission or fees to purchase Worthy Community Bonds through the Worthy Website in the Offering;
●	Invest as little as $10. Investors were able to build ownership in Worthy Community Bonds over time by making purchases as low as $10 in the Offering prior to its completion;
●	Flexible, secure payment options. Prior to the completion of the Offering, users could purchase Worthy Community Bonds electronically or by wire transfer; and
●	Manage your portfolio online. Users can view their bond purchases, redemptions, interest payments and other transaction history online, as well as receive tax information and other reports.

5

Operations – Management Services Agreement with Worthy Management

On April 9, 2021, we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. This operational restructure was undertaken as a cost-sharing effort to more efficiently utilize personnel throughout the Worthy group of companies. As a result, our executive officers and the other personnel which provide services to us are all employed by Worthy Management.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, which are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management.

Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

There will be no management service or other fees under the Management Services Agreement.

The initial term of the Management Services Agreement will continue until the fifth anniversary of the effectiveness of such agreement and will automatically renew for successive one year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

License Fee

We entered into an agreement with WFI to pay a license fee to WFI in the amount of $5 per registered user per year. The license fees paid by the Company to WFI are not used to offset the reimbursements under the Management Services Agreement.

6

Our Loan Portfolio

Mortgage Loans Held for Investment

Commencing in November of 2022, the Company began investing in mortgage loans. Each loan is secured by a mortgage on the real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years and mature between July of 2026 and February of 2028. These loans pay interest at rates between 10% and 12.25%, annually and are serviced by an outside, unrelated party.

A summary of the Company’s loan portfolio as of March 31, 2026, disaggregated by class of financing receivable, are as follows:

Loans to Real Estate Developers Secured by First Mortgages

Outstanding at March 31, 2026

Loans	$9,725,000

Allowance for credit losses	$(477,250)

Total Loans, net	$9,247,750

A summary of the Company’s loan portfolio as of March 31, 2025, disaggregated by class of financing receivable, are as follows:

Loans to Real Estate Developers Secured by First Mortgages

Outstanding at March 31, 2025

Loans	$20,564,000

Allowance for credit losses	$(196,090)

Total Loans, net	$20,367,910

A summary of the Company’s loan loss allowance as of March 31, 2026, are as follows:

	Balance at March 31, 2025	Write-off	Provision for loan loss	Balance at March 31, 2026

Mortgage Receivable Allowance	$196,090	$-	$281,160	$477,250

Interest Receivable Allowance	$3,509	$-	$79,908	$83,417

Total	$199,599	$-	$361,068	$560,667

7

These loans were funded by our bond sales.

We had no loans past due or on non-accrual status at March 31, 2026 and 2025. The accrued interest receivable balances were $275,098 and $350,915 at March 31, 2026 and 2025, respectively.

As of March 31, 2026, future annual maturities of mortgage loans held for investment consists of the following:

Period Ended March 31,	Amount
2027	$7,725,000
2028	$2,000,000
$9,725,000

As of March 31, 2026 there were 8 mortgage loans with a gross balance of $9,725,000, which are required to pay only interest until maturity when the principal is due.

As of March 31, 2025 there were 19 mortgage loans with a gross balance of $20,564,000, which are required to pay only interest until maturity when the principal is due.

Our real estate loans are generally sourced via originator/servicing partners. Upon introduction of a real estate loan opportunity, our underwriting department reviews the proposed transaction and assesses the collateral based on material submitted to us pursuant to our document request list. The underwriting process includes (but is not limited to) a review of i) third-party appraisals of the value of collateral, ii) title, insurance and borrower’s corporate entity documents (i.e. articles of incorporation/organization, operating/shareholder agreement, certificate of good standing, by-laws, officer’s certificate), iii) lien searches, and iv) background checks on the principal(s) of the borrower. We may also request any additional information or material that we deem appropriate to supplement the originator/servicing partner’s file. After completing its review of the loan file and the executed closing documents (including, among others, the promissory note, mortgage, assignment of mortgage and settlement statement) and prior to any commitment to the borrower or referring lender, the underwriting team makes a recommendation for approval to the Commitment Committee. The Commitment Committee also determines whether the loan qualifies under Investment Company Act exemptions.

Once a loan is funded, the portfolio management team monitors the ongoing performance of each loan, ensures that loan documentation is complete and on hand and attends to monthly billing and collection. A dialogue is maintained with the originator/servicing partner should any issues arise. Our underwriting staff has more than 45 years of combined experience in underwriting, loan servicing, real estate and property management.

Marketing and Strategy

Our Worthy Property Bonds are marketed through our website, on-line information sources, social networks, institutional (Colleges and universities, charities, trade associations and employers) and other marketing partner sources of introduction and referral.

Executive Offices

Our office is located at 11175 Cicero Dr., Suite 100 Alpharetta, GA 30022.Worthy Management also provides office space to us under the terms of the Management Services Agreement described above. As described therein, we reimburse Worthy Management for our portion of the total office expenses associated with this office space.

On August 1, 2019 Worthy Peer Capital, Inc. commenced a 5-year lease for its corporate headquarters located in Boca Raton, Florida. Monthly rent is $5,296 inclusive of sales tax and the lease contains an annual escalation clause of 4%. Worthy Management makes the monthly payments and allocates the cost ratable to its subsidiaries, including us. The lease which had been extended in September 2024 for a period of 18 months has been further extended through December 31, 2027. Beginning February 1, 2026, monthly base rent will range from approximately $4,018 to $4,185, plus applicable taxes. The security deposit will be reduced to $7,802, with the excess applied as a rent credit towards the first month. The Company also holds options to renew for two additional one-year terms, each subject to a 4% annual rent increase.

Competition

We compete with other companies that lend to the small developer mortgage industry. We seek to, but may not be able to effectively compete with such competitors.

We believe we benefit from the following competitive strengths:

We are part of the Worthy Community. The Worthy App and websites (the “Worthy FinTech Platform”) are targeted primarily to the millennials who are part of the fastest growing segment of our population. We believe that they have a basic distrust of traditional banking institutions yet they have a need to accumulate assets for retirement or otherwise. The Worthy FinTech Platform provides for a savings and investing alternative for the millennials.

We focus on an underserved banking sector. Due to higher costs, we believe that banks cannot profitably serve the smaller sub-prime mortgage industry. We believe that this area is one of our competitive strengths because we believe that there are not many lenders who are servicing these borrowers which leaves more room for the Company to pursue opportunities in this sector. Additionally, we believe that this area is one of our competitive strengths because many other lenders are not interested in loans to smaller sub-prime developers who seek to finance their real estate to provide funds for short term development of their properties. However, despite our intentions, we may never be profitable in this sector.

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No Public Market

Although under Regulation A the Worthy Property Bonds are not restricted, Worthy Property Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Property Bonds, and we do not intend to list Worthy Property Bonds on a national securities exchange or interdealer quotation system. You should be prepared to hold your Worthy Property Bonds as Worthy Property Bonds are expected to be highly illiquid investments.

Employees

We do not have any full-time employees. We are dependent upon the services provided under the Management Services Agreement with Worthy Management for our operations.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operations if determined adversely to us.

On January 11, 2021, WFI received a subpoena from the SEC in connection with Peerbackers Advisory, LLC (“Peerbackers”), a company that was wholly owned by WFI that was previously registered with the SEC as an investment adviser and did not conduct any business, requesting certain information from Peerbackers, WFI and its operating subsidiaries. Peerbackers did not conduct any business, withdrew its SEC registration in July 2020 and was dissolved on January 16, 2021. WFI is fully cooperating with the SEC’s request.

Governmental Regulation

The sale of our bonds is subject to federal securities laws. The distribution of our bonds is also subject to the regulation by several states and we are registered as an issuer dealer in the State of Florida. The loans made by us are also subject to state usury laws. Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights. We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business. The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

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Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act, which permits us to elect not to be subject to certain disclosure and other requirements that otherwise would have been applicable to us had we not been an “emerging growth company.” These provisions include:

●	reduced disclosure about our executive compensation arrangements;
●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and
●	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We may take advantage of these exemptions for up to five years or such earlier time as we are no longer an “emerging growth company.” We will qualify as an “emerging growth company” until the earliest of:

●	the last day of our fiscal year following the fifth anniversary of the date of completion of our Offering;
●	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or
●	the last day of the fiscal year in which we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Under this definition, we are and could remain an “emerging growth company” until as late as October, 2026.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this annual report, you should carefully consider the following risks. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this annual report, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Below is a summary of material risks, uncertainties and other factors that could have a material effect on the Company and its operations:

●	We may never become profitable;
●	Absent any additional financing or advances from our parent company we may be unable to meet our operating expenses;
●	In addition to the sale of the Worthy Property Bonds, we are also dependent on advances from our parent company in order to meet our operating expenses and our parent company is under no obligation to advance us any funds;
●	We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful;
●	The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders;
●	Public health epidemics or outbreaks (such as the novel strain of coronavirus (COVID-19)) could adversely impact our business;
●	We operate in a highly regulated industry, and our business may be negatively impacted by changes in the regulatory environment;
●	Our business may be negatively impacted by worsening economic conditions and fluctuations in the credit market;
●	Competition in our industry is intense;
●	Holders of Worthy Property Bonds are exposed to the credit risk of our company;
●	There has been no public market for Worthy Property Bonds and none is expected to develop; and
●	We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

Risks Related to our Industry

The lending industry is highly regulated. Changes in regulations or in the way regulations are applied to our business could adversely affect our business.

Changes in laws or regulations or the regulatory application or judicial interpretation of the laws and regulations applicable to us could adversely affect our ability to operate in the manner in which we intend to conduct business or make it more difficult or costly for us to participate in or otherwise make loans. A material failure to comply with any such laws or regulations could result in regulatory actions, lawsuits, and damage to our reputation, which could have a material adverse effect on our business and financial condition and our ability to participate in and perform our obligations to investors and other constituents.

The initiation of a proceeding relating to one or more allegations or findings of any violation of such laws could result in modifications in our methods of doing business that could impair our ability to collect payments on our loans or to acquire additional loans or could result in the requirement that we pay damages and/or cancel the balance or other amounts owing under loans associated with such violation. We cannot assure you that such claims will not be asserted against us in the future.

Worsening economic conditions may result in decreased demand for loans, cause borrowers’ default rates to increase, and harm our operating results.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created a difficult environment for companies in the lending industry. Many factors, including factors that are beyond our control, may have a detrimental impact on our operating performance. These factors include general economic conditions, unemployment levels, energy costs and interest rates, as well as events such as natural disasters, acts of war, terrorism, pandemic like the recent coronavirus (COVID-19) and catastrophes.

We primarily lend to sub-prime real estate borrowers. Accordingly, our borrowers have historically been, and may in the future remain, more likely to be affected or more severely affected than large enterprises by adverse economic conditions. These conditions may result in a decline in the demand for loans by potential borrowers or higher default rates by borrowers.

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There can be no assurance that economic conditions will remain favorable for our business or that demand for real estate mortgage loans or default rates by borrowers will remain at current levels. Reduced demand for loans would negatively impact our growth and revenue, while increased default rates by borrowers may inhibit our access to capital and negatively impact our profitability. Further, if an insufficient number of qualified borrowers apply for loans, our growth and revenue would be negatively impacted.

Our management team has limited experience in mortgage loan underwriting.

Our management team has limited experience in mortgage loan underwriting. If the method adopted by the Company for evaluating real estate property related to a potential real estate loan and for establishing interest rates for the corresponding real estate loan proves flawed, investors may not receive the expected yield on the Worthy Property Bonds.

We have limited experience in managing real estate investments or developing real estate projects.

If the borrower is unable to repay its obligations under a loan from us, we may foreclose on the real estate property. Although we will seek out purchasers for the property, we or experienced third parties engaged by us may have to take an active role in the management of the real estate or the project. Prospective investors should consider that the members of our management have limited experience in managing real estate or developing real estate projects. No assurances can be given that we or third parties engaged by us can manage real estate or operate real estate projects profitably.

Competition for employees is intense, and we may not be able to attract and retain the highly skilled employees whom we need to support our business.

Competition for highly skilled personnel, especially data analytics personnel, is extremely intense, and we could face difficulty identifying and hiring qualified individuals in many areas of our business. We may not be able to hire and retain such personnel. Many of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we intend to invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements and the quality of our services and our ability to serve borrowers could diminish, resulting in a material adverse effect on our business. We currently have no full time employees. However, management and staffing are presently provided by Worthy Management, Inc., a wholly owned subsidiary of our parent company.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

Risks Related to Our Company

We may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we will not be able to attract investment, compete, or maintain operations.

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Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the year ended March 31, 2026.

We may never become profitable. Our management has raised substantial doubt about our ability to continue as a going concern and our independent registered public accounting firm has included an explanatory paragraph in their opinion on our audited consolidated financial statements for the year ended March 31, 2026, and 2025, that states that there is a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. There is substantial doubt about our ability to continue as a going concern. No assurances can be given that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. No assurances can be given that we will achieve success in selling the Worthy Property Bonds.

We are dependent on advances from our parent company in order to be able to implement our business plan.

We will rely on advances from our parent as to which we have no assurances. WFI is not obligated to provide advances to us. If our parent declines to make advances to us, we will not be able to implement our business plan, or may have to cease operations altogether.

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have a limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	increase the number and total volume of loans and other credit products extended to borrowers;
●	improve the terms on which loans are made to borrowers as our business becomes more efficient;
●	increase the effectiveness of our direct marketing and lead generation through referral sources;
●	favorably compete with other companies that are currently in, or may in the future enter, the business of lending to sub-prime real estate borrowers;
●	successfully navigate economic conditions and fluctuations in the credit market; and
●	effectively manage the growth of our business.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

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The amount of repayments that bond holders demand at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment demands of bond holders. Pursuant to the terms of our Worthy Property Bonds Investor Agreement and Worthy Property Bonds, investors may require us to repay the amount of their Worthy Property Bonds on 5 days’ notice, provided, however, if the requested amount of repayment is greater than $50,000 such repayment must be made by us within 30 days of the request. Any failure to make repayments on the foregoing terms is an event of default under the Worthy Property Bonds. Under the Worthy Property Bonds Investor Agreement any claims brought by an investor against us following such a payment event of default may be subject to binding arbitration (subject to certain opt-out provisions) or small claims court. See “Description of the Worthy Property Bonds - Worthy Property Bonds – Arbitration.”

We anticipate setting aside a minimum of 20% of Worthy Property Bonds sales in cash and cash equivalents. However, in the event there are more demands for repayment to meet than our cash and cash equivalents on hand, we may be required to (i) liquidate some of our loan portfolio and investments (which loans and investments qualify under the exemption provided by Section 3(c)(5)(C) of the Investment Company Act of 1940), (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company, WFI. In the event that the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requests of bond holders, bond holders might have to wait for repayment until the above sources are realized. If the above sources do not generate enough funds to honor bond holders’ requests for repayment, there is a risk that the bond holders may lose some or all of their investment in the Worthy Property Bonds.

On August 22, 2022, Worthy Peer Capital, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment, purchase order financing, and real estate, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital, Inc. delayed the redemption of outstanding bonds while continuing to accrue the 5% interest, 5.5% interest, as of April 1, 2023. $7,811,269 of Worthy Peer Capital Bonds at December 31, 2025 are subject to the suspension of redemptions. Prior to the suspension in redemptions, Worthy Peer Capital, Inc. had redeemed $41,114,337 of Worthy Peer Capital Bonds. As of December 31, 2025, Worthy Peer Capital had redeemed $42,188,710 of Worthy Peer Capital Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Wellstreet Financial, Inc. (formerly known as Worthy Wealth, Inc. “WWI”), an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

On July 26, 2023, Worthy Peer Capital II, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including loans to manufacturers, wholesalers, and retailers secured by inventory, accounts receivable and/or equipment and purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Peer Capital II, Inc.’s overall loan portfolio. As a result, Worthy Peer Capital II, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 5% until March 31, 2023, 5.5% effective April 1, 2023. $4,852,865 of Worthy Peer Capital II Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Peer Capital II, Inc. had redeemed $43,984,983 of Worthy Peer Capital II Bonds. As of December 31, 2025, Worthy Peer Capital II has redeemed $45,146,755 of Worthy Peer Capital II Bonds. On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Wellstreet Financial, Inc. (formerly known as Worthy Wealth, Inc. “WWI”), an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors. Worthy Peer Capital II, Inc., on January 30, 2026, filed a Certificate of Dissolution with the Secretary of State of the State of Delaware, dissolving the Company pursuant to applicable state law. The dissolution was approved unanimously by the Company’s board of directors and sole shareholder. The Company, at the time of dissolution, had no assets, and therefore there will be no further distributions to the Company’s security holders. The Company has filed a Form 1-Z with the SEC terminating its obligation to file periodic reports under Regulation A as a result of the dissolution.

On April 30, 2025, Worthy Community Bonds, Inc. advised all bondholders that due to a number of domestic and global economic factors, some of its loans to small businesses, including real estate loans and loans secured by purchase order financing, have defaulted in their payment obligations. The foregoing defaults in small business loans has caused illiquidity of Worthy Community Bonds, Inc.’s overall loan portfolio. As a result, Worthy Community Bonds, Inc. paused the redemption of outstanding bonds while continuing to accrue interest at 7% until January 2026, at which point it will revert back to 6.5%. $10,126,877 of Worthy Community Bonds at December 31, 2025 are subject to the pause of redemptions. Prior to the pause in redemptions Worthy Community Bonds, Inc. had redeemed $39,623,157 of Worthy Community Bonds. As of December 31, 2025, Worthy Community Bonds, Inc. has redeemed $39,824,696 of Worthy Community Bonds. Worthy Community Bonds, Inc. continues to pursue outstanding loan collections and will redeem outstanding bonds with accrued interest as loan collections and other asset liquidation permits and will do so automatically in the order of bond maturity and redemption requests.

On December 11, 2023, a Stock Purchase Agreement (“SPA”) was executed between the Company and Wellstreet Financial, Inc. (formerly known as Worthy Wealth, Inc. “WWI”), an independent related company, related due to the majority ownership by Sally Outlaw and Alan Jacobs. Pursuant to the SPA, WWI was to acquire all of the issued and outstanding equity of Worthy Property Bonds, Inc. and Worthy Property Bonds 2, Inc. Worthy Financial intended to apply the proceeds of the SPA to the discharge of its outstanding obligations and to contribute to the capital of its subsidiaries, Worthy Peer Capital, Worthy Peer Capital II and Worthy Community Bonds to supplement their limited and illiquid investment assets and to provide for the redemption of all outstanding bonds. On February 4, 2026, WWI exercised its unilateral right to terminate the SPA, dated December 11, 2023 (as amended). The termination was in compliance with the terms of the SPA and was approved unanimously by the Company’s board of directors.

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If the information provided by borrowers is incorrect or fraudulent, we may misjudge a customer’s qualification to receive a loan, and our operating results may be harmed.

Although a significant part of our loan participation or loan decisions is based on appraisals of the real estate underlying the loans, our decisions are based partly on information provided to us by loan applicants. To the extent that these applicants provide information to us in a manner that we are unable to verify, we may not be able to accurately assess the associated risk. In addition, data provided by third-party sources is a significant component of our underwriting process, and this data may contain inaccuracies. Inaccurate analysis of credit data that could result from false loan application information could harm our reputation, business, and operating results.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks, such as credit risk, interest rate risk, liquidity risk, and other market-related risk, as well as operational risks related to our business, assets, and liabilities. To the extent our models used to assess the creditworthiness of potential borrowers do not adequately identify potential risks, the risk profile of such borrowers could be higher than anticipated. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

We will rely on various referral sources and other borrower lead generation sources, including lending platforms.

Unlike banks and other larger competitors with significant resources, we intend to rely on our smaller-scale marketing efforts, affinity groups, partners, and loan referral services to acquire borrowers. We do not have exclusive rights to referral services, and we cannot control which small developer loans or the volume of small developer loans we are sent. In addition, our competitors may enter into exclusive or reciprocal arrangements with their own referral services, which might significantly reduce the number of small developer mortgage borrowers we are referred. Any significant reduction in small developer mortgage borrower referrals could have an adverse impact on our loan volume, which will have a correspondingly adverse impact on our operations and our company.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries which may not be resolved in our favor.

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Community Bonds, Inc., and Worthy Property Bonds 2, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities. This potential conflict of interest poses a risk that the executive officers and directors may exercise their fiduciary duties in favor of affiliated entities rather than us even though they have fiduciary duties to us;

●	Certain of our executive officers and directors are also executive officers and directors of Worthy Community Bonds, Inc., Worthy Property Bonds 2, Inc. and Worthy Management and they do not devote all of their time and efforts to our company. This potential conflict of interest poses a risk that those executive officers and directors may devote an insufficient amount of time and effort to operating our company because they are too busy devoting their time and effort to the operations of our affiliates; and

●	The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by our executive officers and directors who are also executive officers and directors of Worthy Management notwithstanding that they are executive officers and directors of both our Company and Worthy Management. This potential conflict of interest poses a risk that the amount to be reimbursed by our company under the Management Services Agreement may be determined by the executive officers and directors to be higher in the absence of an arms-length arrangement at the expense of our company.

There are no assurances that any conflicts which may arise will be resolved in our favor, which could adversely affect our operations. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our company.

15

A significant disruption in our computer systems or a cybersecurity breach could adversely affect our operations.

We rely extensively on our computer systems to manage our loan origination and other processes. Our systems are subject to damage or interruption from power outages, computer and telecommunications failures, computer viruses, cyber security breaches, vandalism, severe weather conditions, catastrophic events and human error, and our disaster recovery planning cannot account for all eventualities. If our systems are damaged, fail to function properly or otherwise become unavailable, we may incur substantial costs to repair or replace them, and may experience loss of critical data and interruptions or delays in our ability to perform critical functions, which could adversely affect our business and results of operations. Any compromise of our security could also result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, loss or misuse of the information and a loss of confidence in our security measures, which could harm our business.

Our ability to protect the confidential information of our borrowers and investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our borrowers and investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with borrowers and investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in service on our platform or in our computer systems, including events beyond our control, could prevent us from processing or posting payments on loans, reduce the attractiveness of our marketplace and result in a loss of borrowers or investors.

In the event of a system outage and physical data loss, our ability to perform our servicing obligations, process applications or make loans available would be materially and adversely affected. The satisfactory performance, reliability and availability of our technology are critical to our operations, customer service, reputation and our ability to attract new and retain existing borrowers and investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our borrowers and investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage. These factors could prevent us from processing or posting payments on the loans, damage our brand and reputation, divert our employees’ attention, reduce our revenue, subject us to liability and cause borrowers and investors to abandon our marketplace, any of which could adversely affect our business, financial condition and results of operations.

We contract with third parties to provide services related to our online web lending and marketing, as well as systems that automate the servicing of our loan portfolios. While there are material cybersecurity risks associated with these services, we require that our vendors provide industry-leading encryption, strong access control policies, Statement on Standards for Attestation Engagements (SSAE) 16 audited data centers, systematic methods for testing risks and uncovering vulnerabilities, and industry compliance audits to ensure data and assets are protected. To date, we have not experienced any cyber incidents that were material, either individually or in the aggregate.

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If our estimates of loan receivable losses are not adequate to absorb actual losses, our provision for loan receivable losses would increase, which would adversely affect our results of operations.

We maintain an allowance for loans receivable losses. To estimate the appropriate level of allowance for loan receivable losses, we consider known and relevant internal and external factors that affect loan receivable collectability, including the total amount of loan receivables outstanding, historical loan receivable charge-offs, our current collection patterns, and economic trends. If customer behavior changes as a result of economic conditions and if we are unable to predict how the unemployment rate, housing foreclosures, and general economic uncertainty may affect our allowance for loan receivable losses, our provision may be inadequate. Our allowance for loan receivable losses is an estimate, and if actual loan receivable losses are materially greater than our allowance for loan receivable losses, our financial position, liquidity, and results of operations could be adversely affected.

We will face increasing competition of other small developer real estate lenders and, if we do not compete effectively, our operating results could be harmed.

We compete with other companies that make small developer real estate loans. If we are not able to compete effectively with our competitors, our operating results could be harmed.

Many of our competitors have significantly more resources and greater brand recognition than we do and may be able to attract borrowers more effectively than we do.

When new competitors seek to enter one of our markets, or when existing market participants seek to increase their market share, they sometimes undercut the pricing and/or credit terms prevalent in that market, which could adversely affect our market share or ability to explore new market opportunities. Our pricing and credit terms could deteriorate if we act to meet these competitive challenges. Further, to the extent that the fees we pay to our strategic partners and borrower referral sources are not competitive with those paid by our competitors, whether on new loans or renewals or both, these partners and sources may choose to direct their business elsewhere. All of the foregoing could adversely affect our business, results of operations, financial condition, and future growth.

The collection, processing, storage, use, and disclosure of personal data could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, or differing views of personal privacy rights.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Property Bonds and services. There are federal, state, and foreign laws regarding privacy, recording telephone calls, and the storing, sharing, use, disclosure, and protection of personally identifiable information and sensitive data. Specifically, personally identifiable information is increasingly subject to legislation and regulations to protect the privacy of personal information that is collected, processed, and transmitted. Any violations of these laws and regulations may require us to change our business practices or operational structure, address legal claims, and sustain monetary penalties, or other harms to our business.

The regulatory framework for privacy issues in the United States and internationally is constantly evolving and is likely to remain uncertain for the foreseeable future. The interpretation and application of such laws is often uncertain, and such laws may be interpreted and applied in a manner inconsistent with other binding laws or with our current policies and practices. If either we or our third-party service providers are unable to address any privacy concerns, even if unfounded, or to comply with applicable laws and regulations, it could result in additional costs and liability, damage our reputation, and harm our business.

We are reliant on the efforts of Dara Albright, Sally Outlaw and Alan Jacobs.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our executive officers and directors, Dara Albright, Sally Outlaw and Alan Jacobs. Our key personnel have expertise that could not be easily replaced if we were to lose any or all of their services.

17

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, we will be required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

The Company may be subject to fines and penalties for failure to timely file reports and amendments with the SEC, including annual reports, semi-annual reports, current reports and post-qualification amendments.

The SEC requires Regulation A issuers to file certain reports and amendments after an offering has been qualified to sell to investors. Specifically, issuers are required to file annual and semi-annual reports and current reports reflecting certain changes and events that are material to investors. Further, Post-Qualification Amendments must be filed for ongoing offerings at least every 12 months after the qualification date to include the financial statements that would be required by Form 1–A as of such date; or to reflect any facts or events arising after the qualification date of the offering statement (or the most recent Post-Qualification Amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the offering statement. The Company believes that it has filed all required annual, semi-annual and current reports. However, the Company has filed a Post-Qualification Amendment to Form 1-A after 12 months from its qualification date. As such, the Company may be subject to fines, penalties or other enforcement actions which may negatively impact the financial status of the Company. Effective May 20, 2024, the Company temporarily suspended bond sales pending approval of the Post-Qualification Amendment on file with the SEC, and resumed bond sales upon receipt of such approval on October 7, 2024. WPB sold $75 million aggregate principal amount of bonds as of December 12, 2024.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

We are subject to the risk of fluctuating interest rates, which could harm our planned business operations.

We expect to generate net income from the difference between the interest rates we charge borrowers or otherwise make from our permissible investments, including loan origination fees paid by borrowers, and the interest we will pay to the holders of Worthy Property Bonds. Due to fluctuations in interest rates, we may not be able to charge borrower’s an interest rate sufficient for us to generate income, which could harm our planned business operations.

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Any Bond Rewards you receive as a result of the Bond Rewards Program could have adverse tax consequences to you.

There is some uncertainty about the appropriate treatment of these Bond Rewards for income purposes. You may be subject to tax on the value of your Bond Rewards. If you receive Worthy Property Bonds under the Bond Rewards Program, upon receipt you will generally realize taxable income equal to the fair market value of the Worthy Property Bonds. Your participation in the Bond Rewards Program may increase the complexity of your tax filings and may cause you to be ineligible to file Internal Revenue Service Form 1040-EZ, if you would otherwise be eligible to file such form.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We intend to acquire assets with the proceeds of this offering in satisfaction of such SEC requirements to fall within the exception provided by Section 3(c)(5)(C). Notwithstanding, it is possible that the staff of the SEC could disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act if we were required to register as an investment company.

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If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, if the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. In the event that this occurs, the Company would have to immediately terminate this Offering. The unregistered issuance of our securities to the investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

We rely on the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act, however, in the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Worthy Property Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

In the event that the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section (3)(c)(5)(C) exemption of the Investment Company Act, for any Worthy Property Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it, whereby the purchasers seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

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Risks Related to Worthy Property Bonds and this Offering

We are not registered as an issuer-dealer in the State of Florida and therefore we may not offer or sell Worthy Property Bonds in this Offering from or into the State of Florida. If Florida securities regulators take the position that we are offering or selling our Worthy Property Bonds in this Offering from or into the State of Florida, there can be significant consequences.

We are a Florida corporation. While our principal office was originally located in Florida, our principal office is currently located in Alpharetta, Georgia. Under Florida law, issuers making offerings of their securities under Regulation A in or from the State of Florida are required to register with the Florida Division of Securities as an issuer-dealer. Initially we filed an application to register as an issuer-dealer with the Florida Division of Securities. Thereafter we made the decision to not offer or sell our Worthy Property Bonds in this Offering from or into the State of Florida. Based on the foregoing, we have determined that under Florida law we are not required to register as an issuer-dealer in the State of Florida, and as a result have withdrawn our application to register as an issuer-dealer, prior to the processing of the application by the Florida Division of Securities. There can be no guarantee, however, that the Florida Division of Securities will concur with our determination.

If the Florida Division of Securities takes the position that we are offering or selling our Worthy Property Bonds in this Offering from or into the State of Florida, and that said offers and/or sales require us to register as issuer-dealer in the State of Florida under Florida law, we may face significant adverse consequences, including, but not limited to, notice of non-compliance, fines, suspension or a ban from registration as an issuer-dealer in the State of Florida. Any such suspension or ban on our ability to register as an issuer-dealer constitutes a disqualifying event under the SEC’s Bad Actor Rule, which would prevent us from using Rule 506 of Regulation D, Regulation A, and Regulation CF, and thereby significantly impede our ability to raise capital.

Moreover, Florida law provides that any sale made when the issuer is in violation of Florida issuer-dealer registration requirements may be rescinded at the election of the purchaser, with interest and attorney fees, and further provides that any control person of the issuer involved in making the sale is jointly and severally liable to the purchaser. Should our Worthy Property Bonds issued in the Offering become subject to such a purchaser rescission right, we may not have funds available to satisfy such rescission demands in full, resulting in a need for us to liquidate some or all of our assets quickly, which would likely yield less than if we were able to sell such assets in a more orderly manner.

Additionally, failure to register as an issuer-dealer where required is considered a third degree felony under Section 517.302 of the Florida Statutes.

The characteristics of the Worthy Property Bonds, including interest rate, no maturity date, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Worthy Property Bonds may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing Worthy Property Bonds. The characteristics of the notes, including no maturity date, repayable at your demand, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Worthy Property Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Worthy Property Bonds, you should consider your investment allocation with respect to the amount of your contemplated investment in the Worthy Property Bonds in relation to your other investment holdings and the diversity of those holdings.

Holders of Worthy Property Bonds are exposed to the credit risk of our company.

Worthy Property Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the notes, you will have an unsecured claim against us. Worthy Property Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, there can be no assurances that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

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The Worthy Property Bonds are unsecured obligations.

The Worthy Property Bonds do not represent an ownership interest in any specific Worthy loans, their proceeds, or their assets. The Worthy Property Bonds are unsecured general obligations of Worthy only and not any Worthy borrower. The Worthy Property Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Worthy Property Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Worthy Property Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Worthy Property Bonds.

There is no public market for Worthy Property Bonds, and none is expected to develop.

Worthy Property Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Worthy Property Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Worthy Property Bonds, and we do not intend to list Worthy Property Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Worthy Property Bonds as Worthy Property Bonds are expected to be highly illiquid investments.

Holders of the Worthy Property Bonds will have no voting rights.

Holders of the Worthy Property Bonds will have no voting rights and therefore will have no ability to control the Company. The Worthy Property Bonds do not carry any voting rights and therefore the holders of the Worthy Property Bonds will not be able to vote on any matters regarding the operation of the Company. As a bondholder purchaser in this offering will have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

There is a risk that the Worthy Website will not be able to handle a large number of investors subscribing to this offering.

Although the Worthy Website has been designed to handle numerous purchase orders and prospective investors, we cannot predict the response of the Worthy Website to any particular issuance of Worthy Property Bonds pursuant to this offering circular. You should be aware that if a large number of investors try to access the Worthy Website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to the Worthy Website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by the Worthy Website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

There is a risk that the Worthy Website and the Worthy APP may be hacked.

We receive, collect, process, transmit, store, and use a large volume of personally identifiable information and other sensitive data from borrowers and purchasers of the Worthy Property Bonds and services on the Worthy Website and the Worthy App. There is a risk that the Worthy Website and the Worthy APP may be hacked. Worthy Property Bonds will be issued by computer-generated program on our website and electronically signed by us in favor of the investor. The Worthy Property Bonds will be stored by us and will remain in our custody for ease of administration. In today’s environment, cyberattacks are perpetrated by identity thieves, unscrupulous contractors and vendors, malicious employees, business competitors, prospective insider traders and market manipulators, so-called “hacktivists,” terrorists, state-sponsored actors and others. Many companies that utilize technology in the business operations, such as ours are subject to the risk that they may be hacked. Even the most diligent cybersecurity efforts will not address all cyber risks that the Company faces. We cannot assure you that we’ll be able to prevent any such hacks by third parties, and if we experience these hacks, the effects would case an adverse effect on our business operations and will jeopardize the privacy of our users’ date, and can lead to us having to cease operations altogether.

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The Worthy Property Bond Holders may be subject to third party fees.

Worthy Property Bond investors are not charged a servicing fee for their investment, but you may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Because the Worthy Property Bonds will have no sinking fund, insurance, or guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance or guarantee of our obligation to make payments on the Worthy Property Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Worthy Property Bonds. The Worthy Property Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Worthy Property Bonds, you will have to rely only on our cash flow from operations and possible funding from WFI, our parent company, for repayment of principal and interest upon your demand of repayment or upon redemption by us. If our cash flow from operations and possible funding from WFI, our parent company, are not sufficient to pay any amounts owed under the Worthy Property Bonds, then you may lose all or part of your investment.

By purchasing Worthy Property Bonds in this Offering, unless you opt-out in accordance with the terms of the Worthy Property Bond Investor Agreement, you are bound by the arbitration provisions contained in our Worthy Property Bond Investor Agreement to be used for subscriptions in this offering which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

By purchasing shares in this Offering, unless you opt-out in accordance with the terms of the Worthy Property Bond Investor Agreement, you agree to be bound by the arbitration, jury waiver and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement to be used for subscriptions on this offering. Pursuant to the terms of the Worthy Property Bond Investor Agreement, the holders of Worthy Property Bonds and the Company will agree to (i) resolve disputes of the holders of Worthy Property Bonds through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. Pursuant to the terms of the Worthy Property Bond Investor Agreement, if a holder of Worthy Property Bonds does not agree to the terms of the arbitration provision, the holder of Worthy Property Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the Worthy Property Bond Investor Agreement. If the opt-out notice is not received within thirty (30) days, the holder of Worthy Property Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Florida, we believe that the arbitration provision in the Worthy Property Bond Investor Agreement is enforceable under federal law and the laws of the State of Florida. Although holders of Worthy Property Bonds will be subject to the arbitration provisions of the Worthy Property Bond Investor Agreement, the arbitration provisions do not preclude holders of Worthy Property Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE WORTHY PROPERTY BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY PROPERTY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE WORTHY PROPERTY BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

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The Worthy Property Bond Investor Agreement provides that, to the extent permitted by law, each party to the Worthy Property Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Worthy Property Bonds or the Worthy Property Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Worthy Property Bonds will be subject to these provisions of the Worthy Property Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE WORTHY PROPERTY BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY PROPERTY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE WORTHY PROPERTY BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. In the event that an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

By purchasing Worthy Property Bonds in this Offering, you are bound by the fee-shifting provision contained in our Bylaws, which may discourage you to pursue actions against us.

Section 7.40 of our Bylaws provides that “[i]f any action is brought by any party against another party, relating to or arising out of these Bylaws, or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action.”

In the event you initiate or assert a claims against us, in accordance with the dispute resolution provisions contained in our Bylaws, and you do not, in a judgment prevail, you will be obligated to reimburse us for all reasonable costs and expenses incurred in connection with such claim, including, but not limited to, reasonable attorney’s fees and expenses and costs of appeal, if any.

THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF WORTHY PROPERTY BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE FEE SHIFTING PROVISION CONTAINED IN THE BYLAWS DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion and analysis of our consolidated financial condition and consolidated results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this annual report.

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this annual report. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this annual report. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Background and Overview

We are implementing our business model through our wholly owned subsidiary Worthy Lending V. Our business model is centered primarily around purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. We anticipate that (i) at least 55% of our assets will consist of “mortgages and other liens on and interests in real estate” (“Qualifying Interests”), (ii) at least an additional 25% of our assets will consist of “real estate-type interests” (subject to proportionate reduction if greater than 55% of our assets are Qualifying Interests), and (iii) not more than 20% of our total assets consist of assets that have no relationship to real estate provided the amount and nature of such activities do not cause us to lose our exemption from regulations as an investment company pursuant to the Investment Company Act of 1940, or the “40 Act.” Qualifying Interests are assets that represent an actual interest in real estate or are loans or liens “fully secured by real estate” but exclude securities in other issuers engaged in the real estate business. Real estate-type interests include certain mortgage-related instruments including loans where 55% of the fair market value of the loan is secured by real property at the time the issuer acquired the loan and agency partial-pool certificates. We will sell Worthy Property Bonds in this offering to provide the capital for these activities.

A summary of the Company’s loan portfolio as of March 31, 2026, disaggregated by class of financing receivable, are as follows:

Loans to Real Estate Developers Secured by First Mortgages

Outstanding at March 31, 2026

Loans	$9,725,000

Allowance for credit losses	$(477,250)

Total Loans, net	$9,247,750

A summary of the Company’s loan portfolio as of March 31, 2025, disaggregated by class of financing receivable, are as follows:

Loans to Real Estate Developers Secured by First Mortgages

Outstanding at March 31, 2025

Loans	$20,564,000

Allowance for credit losses	$(196,090)

Total Loans, net	$20,367,910

A summary of the Company’s loan loss allowance as of March 31, 2026, are as follows:

	Balance at March 31, 2025	Write-off	Provision for loan loss	Balance at March 31, 2026

Mortgage Receivable Allowance	$196,090	$-	$281,160	$477,250

Interest Receivable Allowance	$3,509	$-	$79,908	$83,417

Total	$199,599	$-	$361,068	$560,667

As of March 31, 2026 there were 8 mortgage loans with a gross balance of $9,725,000, which are required to pay only interest until maturity when the principal is due.

As of March 31, 2025 there were mortgage loans with a gross balance of $20,564,000, which are required to pay only interest until maturity when the principal is due.

Going Concern

The Company generated net losses of approximately $1,950,000 and had cash used in operations of approximately $1,524,000 for the year ended March 31, 2026. The net losses incurred from inception have resulted in a shareholder’s deficit and accumulated deficit of approximately $6,681,000 and $6,836,000, respectively, as of March 31, 2026. There is a possibility that bond liability redemption requests may exceed available liquidity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company filed a Form 1-A Regulation A Offering Statement, which, was declared effective, in fiscal year ended March 31, 2023, which allowed the Company to raise funds through the sale of its Worthy Property Bonds. Also, during the fiscal year ended March 31, 2023, the Company began making loans and collecting interest income. In response to the losses incurred, the Company continues to constantly evaluate and monitor the cash needs and existing cash burn rate, in order to make adjustments to it’s operating expenses. The Company’s cash was obtained primarily through the sale of our Worthy Bonds and from collections of interest and dividends on our outstanding loans and investments.

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No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in enough additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Results of Operations

Year Ended March 31, 2026 and Year Ended March 31, 2025

Commencing in November 2022, the Company, through its wholly owned subsidiary Worthy Lending V, began loaning funds directly to borrowers.

Operating Revenue

Operating revenue primarily includes interest on loans receivable of $1,364,002 for the year ended March 31, 2026, as compared to $2,789,445 for the year ended March 31, 2025. The decrease is due to the reduction in loan originations.

Cost of Revenue

Cost of revenue consists of interest expense on bonds of $2,140,037 and $2,923,156 and our provision for loan losses of $361,068 and $23,939 for the years ended March 31, 2026 and 2025, respectively. The decrease in interest expense was due to a decrease in outstanding bonds, while the increase in the provision for loan losses reflects higher loan origination activity during fiscal year 2026.

Operating Expenses

Operating expenses consists of general and administrative expenses of $396,597 and $621,742, compensation and related expenses of $888,208 and $1,464,868 and sales and marketing expenses of $85,830 and $98,626 for the years ended March 31, 2026 and 2025, respectively. General and administrative expenses decreased $225,145, compensation and related expenses decreased $576,660 and sales and marketing decreased $12,796 at March 31, 2026 as compared to March 31, 2025. The decreases are due to the Company selling less bonds.

We are unable at this time to quantify any expected increases in our operating expenses. Until such time as we begin generating significant revenues, we expect to continue to report net losses.

Other Income (Expenses)

Unrealized gains (losses) on investments, net

For the year ended March 31, 2026, and 2025 our net unrealized gains (losses) on investments were ($295,459) and ($27,116), respectively. This decrease was a result of market fluctuations.

Interest and dividends on investments

Interest and Dividends on Investments for the year ended March 31, 2026, is $837,692 as compared to $577,384 for the year ended March 31, 2025. This increase was the direct result of our increased investment portfolio.

Liquidity and capital resources

At March 31, 2026 and March 31, 2025, we had total shareholder’s deficit of approximately $6,681,000 and $4,658,000; cash on hand of approximately $628,000 and $3,365,000; and total liabilities exceeded total assets by approximately $6,681,000 and $4,658,400, respectively.

We do not have any external sources of capital.

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We raised $75 million in our Bond Offering through March 31, 2025.

Our consolidated shareholders’ deficit and accumulated deficit are the result of initial and early-stage operating sales of bonds (a liability) at a more rapid pace than the proceeds from the sale of bonds could be effectively invested in income generating loans. The combination of interest payable on the bonds and operating expenses initially generate working capital deficit.

Year Ended March 31, 2026

Summary of cash flows

	Year Ended March 31, 2026	Year Ended March 31, 2025
Net cash provided by (used in) operating activities	$(1,524,209)	(401,828)
Net cash provided by (used in) investing activities	$15,442,986	6,234,840
Net cash provided by (used in) financing activities	$(16,657,047)	(5,091,759)

In the year ended March 31, 2026, net cash used in operating activities was used primarily to fund our losses, offset by an increase in provision for loan loss. Net cash provided by investing activities in the year ended March 31, 2026, represents loan paydowns and sale of investments, offset by loan disbursements and the purchase of investments. Net cash used in financing activities in the year ended March 31, 2026, is primarily the result of bond redemptions offset by proceeds from bond sales.

Contingent Liabilities

We may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy. There were no contingent liabilities as of March 31, 2026.

Income Taxes

Worthy Property Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

For the year ended March 31, 2026 and the period ended March 31, 2025, the income tax provision for current taxes were $0.

Significant Accounting Policies

Our significant accounting policies are fully described in Note 3 to our consolidated financial statements appearing elsewhere in this Annual Report, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our consolidated financial statements.

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, estimates of the valuation allowance on deferred tax assets, assessing the collectability of loans and interest receivable, valuation of investments and due from affiliate.

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Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short term interest bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents at March 31, 2026 or 2025.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, which is located in the state of Florida. These loans typically have a maturity date of 2 years, pay interest generally at rates between 10% and 12.25% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the reserve for loans receivable, an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower has not made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment.

28

When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”. We generate revenue primarily through interest earned. For term loans, we will recognize interest income. We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statements of operations and comprehensive loss.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

During 2026 and 2025, costs incurred by our sister company Worthy Management, Inc. (WM) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations and comprehensive loss include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Item 3.	Directors and Officers.

Directors and Executive Officers

The following table provides information on our current executive officers and directors:

Name	Age	Positions
Dara Albright	56	President, Chief Executive Officer, Chief Marketing Officer and Director
Alan Jacobs	84	Treasurer (Chief Financial Officer), Secretary and Director
Sally Outlaw	63	Director

Dara Albright has served as our President, Chief Executive Officer, Chief Marketing Officer and a member of our Board of Directors since July 15, 2022. Ms. Albright has also served as a member of the Board of Directors of WFI since 2016. Ms. Albright is the host of the DWealth Muse podcast and co-founder of DWealth Education, platforms that provide information to bridge the gap between conventional finance and emerging Fintech models. For more than the past 11 years she has served as President of Dara Albright Media where she produced numerous fintech events. Ms. Albright is a recognized authority, thought provoker and frequent speaker on topics relating to fintech digital finance, cryptofinance, peer finance and crowd finance. She possesses a distinguished 30-year career in financial services encompassing IPO execution, investment banking, trading, corporate communications, financial conference production as well as institutional and retail sales. Ms. Albright was one of the earliest voices covering the JOBS Act and advocating for greater democracy in the equity and credit markets. She co-founded LendIt Fintech, now one of the largest fintech conference platforms in the world. Ms. Albright presently advises organizations on their fintech, blockchain and digital finance initiatives, and currently serves on the boards of emerging fintech companies and alternative asset funds.

29

Alan Jacobs. Mr. Jacobs, who has more than 40 years of experience as a corporate and securities attorney, investment banker, business and financial advisor and entrepreneur/senior executive of both private and public companies, has been an officer and director of our Company since 2016 and an officer and/or director of WFI and all of its subsidiaries. Mr. Jacobs is also an officer and/or director of Wellstreet Financial, Inc. (formerly known as Worthy Wealth, Inc. “WWI”) and its subsidiaries. For more than the past five years he has been engaged as a business consultant for various early stage companies. From 2016 to 2018 Mr. Jacobs was the Founder and President of CorpFin Management Group where he was focused on business development, strategic planning and corporate management. From September 2014 to December 2015, Mr. Jacobs was associated with ViewTrade Securities, a FINRA registered broker-dealer where he was focused on advisory and corporate services. Prior to that time and for more than 30 years, Mr. Jacobs was associated with several FINRA registered broker-dealers including Ladenburg Thalman, Josephthal & Company, and Capital Growth Securities. Mr. Jacobs received his bachelor’s degree from Franklin and Marshall College in 1963 and law degree from Columbia University Law School in 1966. He was also president of Wheelchair Fitness Inc. and director of business development of SSTI, Inc. from 2015 to 2018. Mr. Jacobs brings extensive knowledge and experience in the financial industry, which we believe is of great value to our Company.

Sally Outlaw has served as a member of our Board of Directors since our inception on April 9, 2021. She served as our President and Chief Executive Officer from our inception on April 9, 2021, until July 15, 2022, when the Company relocated to Georgia. Since 2016, she has also served as Chief Executive Officer of WFI and a member of the Board of Directors of WFI and all of its subsidiaries where she engages in defining long term strategy, product development and implementing the company vision. Ms. Outlaw is also an officer and/or director of Wellstreet Financial, Inc. (formerly known as Worthy Wealth, Inc. “WWI”) and its subsidiaries. From October 2010 to December 2015, she was the president of Peerbackers Advisory LLC, which engaged in all aspects of crowd funding and provides services to help clients navigate the world of crowd finance including the capital and investment opportunities offered through The JOBS ACT. Ms. Outlaw was also president and CEO of Peerbackers Advisory LLC, formerly an inactive SEC-registered investment advisor and a wholly owned subsidiary of WFI prior to the voluntary dissolution of Peerbackers Advisory LLC on January 16, 2021. Ms. Outlaw held a Series 65 license as a Registered Investment Advisor and is also a licensed real estate broker. Ms. Outlaw received her B.A. in Communications and Media Studies from the University of Minnesota in 1984. Ms. Outlaw brings extensive knowledge and experience in the financial industry which we believe is of great value to our Company.

The term of office of each director is until the next annual election of directors and until a successor is elected and qualified or until the director’s earlier death, resignation, or removal. Officers are appointed by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any of the executive officers and directors.

30

Involvement in Certain Legal Proceedings

No executive officer, member of the board of directors or control person of our Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Family Relationships

None.

Conflicts of Interest

We are subject to a number of conflicts of interest arising out of our relationship with WFI and its subsidiaries, including the following:

●	WFI is our parent company and our sole shareholder. WFI is also the sole shareholder of Worthy Management, Worthy Community Bonds, Inc., and Worthy Property Bonds 2, Inc. Accordingly, its executive officers and directors have fiduciary obligations to a number of entities;

●	Certain of our executive officers and directors are also executive officers and directors of Worthy Community Bonds, Inc., Worthy Property Bonds 2, Inc. and Worthy Management and they do not devote all of their time and efforts to our company; and

●	The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement, will be determined by certain of our executive officers and directors who are also executive officers and directors of Worthy Management.

There are no assurances that any conflicts which may arise will be resolved in our favor. In addition, as a bondholder you have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our company.

Compensation of Directors and Executive Officers

Our directors and executive officers will not be separately compensated by us. As described earlier in in this 1-K under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies, that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and consists of both a portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. This monthly reimbursement amount is based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. Our directors will not receive additional compensation for their Board services. We do not expect that this management sharing arrangement will change in the foreseeable future.

31

Item 4.	Security Ownership of Management and Certain Security holders.

At March 31, 2026, the Company had 100 shares of our common stock issued and outstanding which are held by WFI. The following table sets forth information regarding the beneficial ownership of WFI’s common stock by:

●	each person known by us to be the beneficial owner of more than 5% of its common stock;

●	each of its directors;

●	each of its named executive officers; and

●	WFI’s named executive officers and directors as a group.

The following table sets forth the voting securities of the Company that are beneficially owned by the executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities, or having the right to acquire those securities as of June 27, 2026. As of June 27, 2026, there are 2,397,555 shares of WFI’s common stock issued and outstanding. Unless specified below, the business address of each of WFI’s stockholders is c/o the Company at One Boca Commerce Center, 551 NW 77th Street, Suite 206, Boca Raton, Florida 33487. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of WFI’s common stock outstanding on that date and all shares of its common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of WFI’s common stock owned by them, except to the extent that power may be shared with a spouse.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
Sally Outlaw (1)	942,985	39.3%
Alan Jacobs (2)	414,533	17.3%
Jungkun (“Jang”) Centofanti (3)	196,235	8.2%
Dara Albright (4)(5)	46,667	1.9%
All WFI officers and directors as a group (five persons) (1)(2)(3)(4)(5)	1,600,421	66.48%
Pohlman Living Trust (6)	200,000	8.3%
Jack W. Richards and Susan Richards	380,712	15.9%

(1)	Includes 73,333 shares issuable upon the exercise of vested stock options.

(2)	Includes 73,333 shares issuable upon the exercise of vested stock options.

(3)	Includes 154,635 shares issuable upon the exercise of vested stock options.

(4)	Includes 26,667 shares issuable upon the exercise of vested stock options.

(5)	Non-executive member of WFI’s Board of Directors.

(6)	Dr. Randolph H. Pohlman holds voting and dispositive control over securities held of record by the trust.

32

Item 5.	Interest of Management and Others in Certain Transactions.

On April 9, 2021, we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. The terms of the Management Services Agreement with Worthy Management were not negotiated on an arms-length basis and the amounts to be reimbursed thereunder will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement.

Under the terms of the Management Services Agreement, Worthy Management agreed to provide to the Company certain management services, personnel and office facilities, including all equipment and supplies that are reasonable, necessary or useful for the day-to-day operations of the business of the Company, subject to such written direction provided by the Company to Worthy Management. Pursuant to the Management Services Agreement, the Company agreed to reimburse Worthy Management for the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement. There is no interest rate or maturity associated with the obligations to reimburse Worthy Management under the Management Services Agreement. The reimbursement amounts payable to Worthy Management by the Company will accrue until the Company can make reimbursement payments to Worthy Management from the proceeds of this offering allocated to working capital and distributions from Worthy Lending V, the Company’s operating subsidiary (generated from the income from the operations from Worthy Lending V), which reimbursement payments will be made in advance on a monthly basis.

The reimbursement amount under the Management Services Agreement, will be equal to the costs incurred by Worthy Management in paying for the staff and office expenses under the Management Services Agreement for the Company and will consist of both a to-be-determined portion of the annual salaries and employee benefits of our executive officers and the other personnel employed by Worthy Management based upon the amount of time they devote to us, as well as a pro-rata allocation of office expenses. We have not yet determined the amount of this monthly reimbursement amount as it will be based on the costs incurred by Worthy Management in paying for the staff and office expenses for the Company under the Management Services Agreement and as Worthy Management has not yet determined salary payment amounts or the benefits it will provide to our executive officers and the other personnel employed by Worthy Management. There will be no fees under the Management Services Agreement.

On April 9, 2021, we issued 100 shares of our $0.001 per share par value common stock to WFI in exchange for $5,000. In fiscal year March 31, 2022, WFI contributed $120,000 as additional paid-in capital. During the year ended March 31, 2023, WFI contributed $94,800 as additional paid-in capital. WFI is the sole shareholder of the Company’s common stock. The Company entered into License Agreement with WFI to pay a license fee to WFI for the use of the Worthy Fintech Platform in the amount of $5.00 per registered user per year.

Item 2. Other Information.

None.

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Item 3. Financial Statements.

WORTHY PROPERTY BONDS, INC.

34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of Worthy Property Bonds, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Worthy Property Bonds, Inc. and Subsidiary (the “Company”) as of March 31, 2026 and 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholder’s deficit, and cash flows for each of the years in the two-year period ended March 31, 2026, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2026 and 2025, and the consolidated results of its operations comprehensive loss and its cash flows for each of the years in the two-year period ended March 31, 2026, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, The Company generated net losses of approximately $1,950,000 and had cash used in operations of approximately $1,524,000 for the year ended March 31, 2026. The net losses incurred from inception have resulted in a shareholder’s deficit and accumulated deficit of approximately $6,681,000 and $6,836,000, respectively, as of March 31, 2026. There is a possibility that bond liability redemption requests may exceed available liquidity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company’s cash was obtained primarily through the sale of its Worthy Bonds and from collections of interest and dividends on its outstanding loans and investments.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-1

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of allowance for credit losses for mortgage loans and related accrued interest receivables

As described in Note 3 under the heading “Allowance for Credit Losses” and in Note 6, “Mortgage Loans Held for Investment,” to the consolidated financial statements, the Company maintains an allowance for credit losses on mortgage loans held for investment and related interest receivable. These balances are evaluated by management for collectability periodically and at year-end. The determination of the allowance requires management to make significant estimates and assumptions related to the intent and ability of the borrowers to pay the amounts owed to the Company. We identified the valuation of the allowance of credit losses for the mortgage loans and related interest receivables as a critical audit matter. Auditing management’s judgments regarding the intent and ability of the borrowers to pay the amounts due to the Company involved a high degree of complexity and subjectivity.

The primary procedures we performed to address this critical audit matter included (a) reviewing management’s process for developing an estimate of the allowance for credit losses to be recorded including management’s use of internal risk ratings and credit quality indicators and the information management uses to develop these ratings and indicators, (b) sending audit confirmation letters to a sample of borrowers, (c) reviewing the promissory notes and related legal documents including any collateral related documents for our sample of borrowers, (d) testing compliance with terms of the borrower’s agreements; and (e) reviewing and verifying the historical and subsequent collection history through the date of our procedures for our sample of borrowers and correlating this history to management’s process of developing the allowance for credit losses. Based on our procedures, we were in agreement with the Company’s ending allowance for credit losses as of March 31, 2026.

Assurance Dimensions, LLC

Coral Springs, Florida

July 15, 2026

ASSURANCE DIMENSIONS, LLC

also d/b/a McNAMARA and ASSOCIATES, LLC

TAMPA BAY: 4920 W Cypress Street, Suite 102 | Tampa, FL 33607 | Office: 813.443.5048 | Fax: 813.443.5053

JACKSONVILLE: 7800 Belfort Parkway, Suite 290 | Jacksonville, FL 32256 | Office: 888.410.2323 | Fax: 813.443.5053

ORLANDO:  1800 Pembrook Drive, Suite 300 | Orlando, FL 32810 | Office: 888.410.2323 | Fax: 813.443.5053

SOUTH FLORIDA:  3111 N. University Drive, Suite 621 | Coral Springs, FL 33065 | Office: 754.800.3400 | Fax: 813.443.5053

www.assurancedimensions.com

“Assurance Dimensions” is the brand name under which Assurance Dimensions, LLC including its subsidiary McNamara and Associates, LLC (referred together as “AD LLC”) and AD Advisors, LLC (“AD Advisors”), provide professional services. AD LLC and AD Advisors practice as an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable laws, regulations, and professional standards. AD LLC is a licensed independent CPA firm that provides attest services to its clients, and AD Advisors provide tax and business consulting services to their clients. AD Advisors, and its subsidiary entities are not licensed CPA firms.

F-2

WORTHY PROPERTY BONDS, INC.

Consolidated Balance Sheets

As of March 31, 2026 and 2025

	March 31, 2026	March 31, 2025

ASSETS
Assets
Cash	$627,186	$3,365,456
Mortgages loans held for investment, net of $477,250 and $196,090 reserve at March 31, 2026 and 2025, respectively	9,247,750	20,367,910
Investments	6,617,196	11,590,169
Interest receivable net of $83,418 and $3,509 reserve at March 31, 2026 and 2025, respectively	191,680	347,406
Due from affiliate	179,860	-
Prepaid expense	526	-
TOTAL ASSETS	$16,864,198	$35,670,941

LIABILITIES AND SHAREHOLDER’S DEFICIT

Liabilities
Bond liabilities	$20,307,709	$36,733,665
Accrued interest	3,187,288	3,470,826
Accrued expenses	29,138	31,399
Due to affiliate	-	51,231
Accounts payable	21,535	42,227
Total Liabilities	23,545,670	40,329,348

Commitments and Contingencies (Note 10)

Shareholder’s Deficit
Common stock, par value $0.001, and 100 shares authorized, and 100 shares issued and outstanding	-	-
Additional paid-in capital	219,800	219,800
Accumulated other comprehensive (loss) income	(65,549)	7,979
Accumulated deficit	(6,835,723)	(4,886,186)
Total Shareholder’s Deficit	(6,681,472)	(4,658,407)

TOTAL LIABILITIES AND SHAREHOLDER’S DEFICIT	$16,864,198	$35,670,941

The accompanying notes are an integral part of the consolidated financial statements.

F-3

WORTHY PROPERTY BONDS, INC.

Consolidated Statements of Operations and Comprehensive Loss

For the Years Ended March 31, 2026 and 2025

	Year Ended March 31, 2026	Year Ended March 31, 2025

Operating Revenue
Interest on loans receivable	$1,364,002	$2,789,445

Total operating revenue	1,364,002	2,789,445

Cost of Revenue
Interest expense on bonds	2,140,037	2,923,156
Provision for loan losses	361,068	23,939

Total cost of revenue	2,501,105	2,947,095

Gross loss	(1,137,103)	(157,650)

Operating expenses
General and administrative expenses	396,597	621,742
Compensation and related expenses	888,208	1,464,868
Sales and marketing	85,830	98,626

Total operating expenses	1,370,635	2,185,236

Other Income (Expense)
Other income	16,542	-
Interest and dividends on investments	837,692	577,384
Unrealized losses on investments, net	(296,033)	(27,116)

Total other income	558,201	550,268

Net Loss	$(1,949,537)	$(1,792,618)

Other comprehensive income:
Unrealized gains (loss) on available for sale debt securities	(73,528)	862
Comprehensive loss	$(2,023,065)	$(1,791,756)

Net loss per common share - basic and diluted	$(19,495.37)	$(17,926.18)
Weighted average number of shares outstanding - basic and diluted	100	100

The accompanying notes are an integral part of the consolidated financial statements.

F-4

WORTHY PROPERTY BONDS, INC.

Consolidated Statements of Changes in Shareholder’s Deficit

For the Years Ended March 31, 2026 and 2025

	Common Shares	Common Stock, Par	Additional Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total

Balance at March 31, 2024	100	$-	$219,800	$7,117	$(3,093,568)	$(2,866,651)

Unrealized gain on available for sale debt securities	-	-	-	862	-	862

Net loss	-	-	-	-	(1,792,618)	(1,792,618)

Balance at March 31, 2025	100	$-	$219,800	$7,979	$(4,886,186)	$(4,658,407)

Unrealized loss on available for sale debt securities	-	-	-	(73,528)	-	(73,528)

Net loss	-	-	-	-	(1,949,537)	(1,949,537)

Balance at March 31, 2026	100	$-	$219,800	$(65,549)	$(6,835,723)	$(6,681,472)

The accompanying notes are an integral part of the consolidated financial statements.

F-5

WORTHY PROPERTY BONDS, INC.

Consolidated Statements of Cash Flows

For the Years Ended March 31, 2026 and 2025

	Year Ended March 31, 2026	Year Ended March 31, 2025

Cash flows from operating activities:
Net loss	$(1,949,537)	$(1,792,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized losses on investments, net	295,459	27,116
Provision for loan loss	361,068	23,938
Changes in working capital items:
Interest receivable	75,817	(184,358)
Prepaid expense	(526)	-
Accrued interest	(283,538)	1,481,895
Accrued expenses	(2,260)	3,124
Accounts payable	(20,692)	39,075

Net cash used in operating activities	(1,524,209)	(401,828)

Cash flows from investing activities:

Purchase of investments	(6,395,980)	(5,976,786)
Sale of investments	10,999,966	7,000,001
Mortgage Loans receivable disbursements	(3,000,000)	(8,445,000)
Mortgage Loans receivable pay downs	13,839,000	13,656,625

Net cash provided by investing activities	15,442,986	6,234,840

Cash flows from financing activities:

Proceeds from bond liabilities	2,627	12,942,560
Redemption of bond liabilities	(16,428,583)	(18,094,627)
Advances from (payments to) affiliate	(231,091)	60,308

Net cash used in financing activities	(16,657,047)	(5,091,759)

Net change in cash	(2,738,270)	741,253

Cash at beginning of year	3,365,456	2,624,204

Cash at end of year	$627,186	$3,365,456

Supplemental Disclosures of Cash Flow Information:

Cash paid for interest	$2,423,575	1,425,854
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

F-6

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

NOTE 1. ORGANIZATION AND NATURE OF OPERATIONS

Worthy Property Bonds, Inc., a Florida corporation, (the “Company,” “WPB”, “we,” or “us”) was founded in April of 2021. Also, in April 2021, the Company organized Worthy Lending V, LLC, a Delaware limited liability company, (“WL V”) as a wholly owned subsidiary of Worthy Property Bonds, Inc. The Company primarily loans or participate in real estate loans. We sold Worthy Bonds in $10.00 increments directly through our Worthy website via computer or the Worthy App. to fund our loans to small business borrowers.

We are a wholly owned subsidiary of Worthy Financial, Inc. (“WFI” or “Worthy Financial”), which has licensed the rights to a fintech platform and mobile app, that allows its users to round up their debit card and checking account linked credit card purchases and other checking account transactions and thereafter use the “round up” dollars in increments of $10.00 to purchase Worthy Bonds, (collectively the “Worthy Fintech Platform”). The “users” may also use additional funds to purchase Worthy Bonds.

The Company’s year-end is March 31st.

NOTE 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company generated net losses of approximately $1,950,000 and had cash used in operations of approximately $1,524,000 for the year ended March 31, 2026. The net losses incurred from inception have resulted in a shareholder’s deficit and accumulated deficit of approximately $6,681,000 and $6,836,000, respectively, as of March 31, 2026. There is a possibility that bond liability redemption requests may exceed available liquidity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company filed a Form 1-A Regulation A Offering Statement, which, was declared effective, in fiscal year ended March 31, 2023, which allowed the Company to raise funds through the sale of its Worthy Property Bonds. Also, during the fiscal year ended March 31, 2023, the Company began making loans and collecting interest income. In response to the losses incurred, the Company continues to constantly evaluate and monitor the cash needs and existing cash burn rate, in order to make adjustments to it’s operating expenses. There is a possibility that bond liability redemption requests may exceed available liquidity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance date of this report. The Company’s cash was obtained primarily through the sale of our Worthy Bonds and from collections of interest and dividends on our outstanding loans and investments.

No assurances can be given that the Company will achieve success, without seeking additional financing. There also can be no assurances that the Form 1-A will result in enough additional financing or that any additional financing if required, can be obtained, or obtained on reasonable terms acceptable to the Company. These consolidated financial statements do not include adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the operations of the Company and its wholly owned subsidiary, Worthy Lending V, LLC.

All intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US-GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Estimates which are particularly significant to the consolidated financial statements include, but are not limited to, estimates of the valuation allowance on deferred tax assets, assessing the collectability of loans and interest receivable, valuation of investments held and due from affiliate.

F-7

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

Cash and cash equivalents

Cash and cash equivalents include checking, savings, unrestricted deposits with investment-grade financial institutions, institutional money market funds, certificates of deposit and other short-term interest-bearing products. We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Concentration of Credit Risk

The Company is subject to potential concentrations of credit risk in its cash accounts. Noninterest-bearing deposits in financial institutions insured by the Federal Deposit Insurance Corporation (“FDIC”) were insured up to a maximum of $250,000 at March 31, 2026 and 2025. At March 31, 2026 and 2025, the aggregate balances were in excess of the insurance. Investments at other financial institutions were insured by the Securities Investor Protection Corporation (“SIPC”) up to $500,000, which includes a $250,000 limit for cash. At March 31, 2026 and 2025, the aggregate balances were in excess by $6,117,196 and $11,976,361, respectively of the SIPC insurance limits and therefore, pose some risk since they are not collateralized. The Company places its cash with high quality financial institutions. As of March 31, 2026 and 2025, the Company is in excess of FDIC insurance limits in the amount of $248,274 and $2,888,705, respectively. The Company does not believe it is exposed to any significant credit risk on cash and cash equivalents. The Company has historically not experienced any losses on its cash and investments in relation to FDIC and SIPC insurance limits.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, loans and interest receivable, accounts payable, notes payable, accrued expenses, accrued interest payable and bond liabilities. The carrying amount of these financial instruments approximate fair value due to the short-term nature of these instruments.

Fair Value Measurement

In accordance with ASC 820, Fair Value Measurement, we use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a nonrecurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs when determining fair value.

The three tiers are defined as follows:

Level 1: Quoted prices in active markets or liabilities in active markets for identical assets or liabilities, accessible by us at the measurement date.

Level 2: Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.

Level 3: Unobservable inputs for assets or liabilities for which there is little or no market data, which require us to develop our own assumptions. These unobservable assumptions reflect estimates of inputs that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flows, or similar techniques, which incorporate our own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

Segment reporting policy

In November 2023, the FASB issued Accounting Standards Update 2023-07 – Segment Reporting (Topic ASC 280) Improvements to Reportable Segment Disclosures. The ASU improves reportable segment disclosure requirements, primarily through enhanced disclosure about significant segment expenses. The enhancements under this update require disclosure of significant segment expenses that are regularly provided to the Chief Operating Decision Maker (“CODM”) and included within each reported measure of segment profit or loss, require disclosure of other segment items by reportable segment and a description of the composition of other segment items, require annual disclosures under ASC 280 to be provided in interim periods, clarify use of more than one measure of segment profit or loss by the CODM, require that the title of the CODM be disclosed with an explanation of how the CODM uses the reported measures of segment profit or loss to make decisions, and require that entities with a single reportable segment provide all disclosures required by this update and required under ASC 280. The Company follows ASU 2023-07 for the annual period ending March 31, 2026.

The Company’s Chief Executive Officer serves as the Chief Operating Decision Maker (“CODM”) and evaluates the financial performance of the business and makes resource allocation decisions on a consolidated basis. As a result, the Company operates as a single reportable segment under ASC 280, Segment Reporting, defined by the CODM as Secured Lending. The Company’s operations include making loans and collecting interest, all of which are managed centrally.

The CODM assesses financial performance based on revenue, operating profit, and key operating expenses.

F-8

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2026	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements

Equity securities:
Mutual Funds	$630,000	$630,000	-	-
Total equity securities	630,000	630,000	-	-

Available for sale debt securities:
Treasury Bills	$4,008,595	$4,008,595	$-	$-
Government Bonds	737,279	737,279	-	-
Certificates Of Deposit	1,224,965	-	1,224,965	-
Asset Backed Securities	16,357	16,357	-	-
Total available for sale securities	5,987,196	4,762,231	1,224,965	-

Total recurring fair value measurements	$6,617,196	$5,392,231	$1,224,965	$-

A financial instrument’s categorization within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement.

	March 31, 2025	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Description

Recurring fair value measurements

Available for sale debt securities:
Treasury Bills	$7,771,126	$7,771,126	$-	$-
Government Bonds	2,246,491	2,246,491	-	-
Certificates Of Deposit	1,251,790	-	1,251,790	-
Asset Backed Securities	270,763	270,763	-	-
Corporate Bonds	49,999	49,999	-	-
Total available for sale securities	11,590,169	10,338,379	1,251,790	-

Total recurring fair value measurements	$11,590,169	$10,338,379	$1,251,790	$-

Investments

The Company adopted ASU 2016-01 “Financial Instruments – Overall” which requires unrealized gains and losses from marketable equity securities to be recognized in operations.

Investments consist of various debt and equity investments, although primarily debt securities at March 31, 2026. Management determines the appropriate classification of the securities at the time they are acquired and evaluates the appropriateness of such classifications at each balance sheet date. Investments in equity securities with a readily determinable fair value, not accounted for under the equity method, are recorded at that fair value with unrealized gains and losses included in earnings. For equity securities without a readily determinable fair value, the investment is recorded at cost, less any impairment, plus or minus adjustments related to observable transactions for the same or similar securities, with unrealized gains and losses included in earnings. Equity securities where the fair market value or net asset value are not available are carried at cost, subject to impairment valuation. The Company classifies certain of its debt instruments as available-for-sale pursuant to ASC 320, Investments – Debt and Equity Securities. Debt securities are classified as held to maturity, at unamortized cost on the consolidated balance sheet if (i) the Company has the intent and ability to hold the investments for a period of at least one year and (ii) the contractual maturity date of the investments is greater than one year. Debt securities available for sale are carried at fair value or amortized cost with unrealized gains or losses recorded as other comprehensive income or loss in equity. Debt securities held to maturity are carried at amortized cost and unrealized gains and losses are not recognized. Realized gains and losses are included in other income or expense in the consolidated statements of operations and comprehensive loss on a specific-identification basis. The Company holds short-term instruments for investment purposes. These short-term investments are not presented as cash equivalents in the balance sheet due to management’s intent to hold them for investment purposes rather than for short-term liquidity needs. These instruments are initially recorded at cost and subsequently measured at fair value, with changes in fair value recognized as a gain or loss on investments.

F-9

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

The Company reviews securities that are not measured at fair value for other-than-temporary impairment whenever the fair value of a security is less than the amortized cost and evidence indicates that a security’s carrying amount is not recoverable within a reasonable period of time. Other-than-temporary impairments of investments are recognized in the consolidated statements of operations and comprehensive loss if the Company has experienced a credit loss, has the intent to sell the security, or if it is more likely than not that the Company will be required to sell the security before recovery of the amortized cost basis. Evidence considered in this assessment includes reasons for the impairment, compliance with the Company’s investment policy, the severity and the duration of the impairment and changes in value subsequent to the end of the period.

Mortgage Loans Held for Investment

Mortgage loans held for investment consist of loans secured by a mortgage in the real estate, which is located in the state of Florida. These loans typically have a maturity date of 2 years, pay interest at rates between 10% and 12.25% and are serviced by an outside, unrelated party. These loans require monthly interest payments to us. We have both the ability and intent to hold these loans to maturity. These loans are carried at amortized cost, reduced by a valuation allowance for loan losses, if deemed necessary, estimated as of the consolidated balance sheet dates.

Accrued Interest Receivable

In accordance with ASC 326-20-30-5A, the Company includes, in the allowance for loan losses an amount attributed to accrued interest receivable.

In accordance with ASC 326-20-35-8A, the Company has an accounting policy election, at the class of financing receivable, to write off accrued interest receivables by recognizing credit loss expense.

Allowance for Credit Losses

Customer accounts receivable are stated at the amount management expects to collect on balances. The Company accounts for credit losses in accordance with ASC Topic 326, Financial Instruments – Credit Losses (“ASC Topic 326”). ASC 326 impacts the impairment model for certain financial assets measured at amortized cost by requiring a current expected credit loss (“CECL”) methodology to estimate expected credit losses over the entire life of the financial asset, recorded at inception or purchase. The Company has the ability to determine there are no expected credit losses in certain circumstances. We evaluate the creditworthiness of our portfolio on an individual loan basis and on a portfolio basis. The allowance is subjective as it requires material estimates, including such factors as historical trends, loan-to-value ratio, known and inherent risks in the loan portfolio, adverse situations that may affect borrowers’ ability to repay and current economic conditions. Other qualitative factors considered may include items such as uncertainties in forecasting and modeling techniques, changes in portfolio composition, business conditions and emerging trends. Recovery of the carrying value of loans is dependent to a great extent on conditions that may be beyond our control. Any combination of the aforementioned factors may adversely affect our loan portfolio resulting in increased delinquencies and loan losses and could require additional provisions for loan losses, which could impact future periods.

Past Due and Non-Accrual Loans Receivable

Loans receivable are considered past due when a borrower has not made a principal or interest payment for 90 days. The Company considers a loan to be non-performing and put on non-accrual status when management believes collectability is not probable. Management predicts probability of collectability through qualitative and quantitative criteria, including whether the loan is in past due status, borrower financial condition, including net collateral to loan balance, personal or corporate validity or other guarantees, our experience with the borrower, quality of borrower internal credit review system, quality of borrower management, and external operating environment. When a loan is placed on non-accrual status, we cease accruing interest and a reserve on interest receivable is established.

F-10

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

Revenue Recognition

We recognize revenue in accordance with the guidance in FASB ASC 942 “Financial Services – Depository Lending”.

We generate revenue primarily through interest earned. For term loans, we will recognize interest income.

We also generate revenue through interest and dividends on investments and realized and unrealized gains on investments, which is all included in other income (expense) in the statements of operations and comprehensive loss.

Allocation of expenses Incurred by Affiliate on Behalf of the Company

During 2026 and 2025, costs incurred by our sister company Worthy Management, Inc. (“WM”) have been allocated to the Company for the purposes of preparing the consolidated financial statements based on a specific identification basis or, when specific identification is not practicable, a proportional cost allocation method which allocates expenses based upon the percentage of employee time expended on the Company’s business as compared to total employee time. The proportional use basis was adopted to allocate shared costs in accordance with the guidance of SEC Staff Accounting Bulletin (“SAB”) Topic 1B, Allocation Of Expenses And Related Disclosure In Financial Statements Of Subsidiaries, Divisions Or Lesser Business Components Of Another Entity. Management has determined that the method of allocating costs to the Company is reasonable.

Management believes that the consolidated statements of operations and comprehensive loss include a reasonable allocation of costs and expenses incurred by the Company. However, such amounts may not be indicative of the actual level of costs and expenses that would have been incurred by the Company if it had operated as an independent company or of the costs and expenses expected to be incurred in the future.

Income taxes

Income taxes - The Company accounts for income taxes in accordance with ASC Topic 740, Accounting for Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws.

Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, the Company considers tax regulations of the jurisdictions in which they operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax- planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of Topic 740.

The Company is included with its parent company’s consolidated tax return. The parent company’s consolidated tax returns for the years 2023, 2024, 2025 and 2026 remain open for audit by the IRS.

Basic Income (Loss) Per Share

Basic income (loss) per share is calculated by dividing the Company’s net income (loss) by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the period. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. The Company does not have any potentially dilutive debt or equity at March 31, 2026, and March 31, 2025.

F-11

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

NOTE 4. RECENTLY ISSUED ACCOUNTING STANDARDS

Accounting standards promulgated by the FASB are subject to change. Changes in such standards may have an impact on the Company’s future consolidated financial statements.

The Company periodically reviews new accounting standards that are issued. Although some of these accounting standards may be applicable to the Company, the Company has not identified any new standards that it believes merit further discussion, and the Company expects that none would have a significant impact on its consolidated financial statements.

NOTE 5. INVESTMENTS

The Company maintains a portfolio of investments on its consolidated balance sheets which consist of securities held at fair value. Fair value includes gross unrealized gains, gross unrealized losses, accrued interest, and amortized cost. The Company typically invests in government bonds, asset backed securities, and U.S. treasury securities.

The following is a summary of the investments as of March 31, 2026:

	Cost	Unrealized Gain (Loss)	Fair Value	Percentage of Total
Equity Securities
Mutual Funds	630,000	-	630,000	9%
Available for Sale - Debt Securities
Treasury Bills	4,001,505	7,090	4,008,595	60%
Government Bonds	741,523	(4,244)	737,279	11%
Certificates Of Deposit	1,224,673	292	1,224,965	19%
Asset Backed Securities	16,080	277	16,357	1%
Total Investments	$6,613,781	$3,415	$6,617,196	100%

The following is a summary of the investments as of March 31, 2025:

	Cost	Unrealized Gain (Loss)	Fair Value	Percentage of Total
Available for Sale - Debt Securities
Treasury Bills	7,752,916	18,210	7,771,126	67%
Government Bonds	2,246,656	(165)	2,246,491	19%
Certificates Of Deposit	1,251,185	605	1,251,790	11%
Asset Backed Securities	269,013	1,750	270,763	2%
Corporate Bonds	49,990	9	49,999	1%
Total Investments	$11,569,760	$20,409	$11,590,169	100%

NOTE 6. MORTGAGE LOANS HELD FOR INVESTMENT

Mortgage Loans Held for Investment

Commencing in November of 2022, the Company began investing in mortgage loans. Each loan is secured by a mortgage in the real estate, which is located in the state of Florida. Each loan has a maturity date of 2 years and mature between July 2026 and February 2028. These loans pay interest at rates between 10% and 12.25%, annually and are serviced by an outside, unrelated party.

F-12

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

A summary of the Company’s loan portfolio as of March 31, 2026, disaggregated by class of financing receivable, are as follows:

Loans to Real Estate Developers Secured by First Mortgages

Outstanding at March 31, 2026

Loans	$9,725,000

Allowance for credit losses	$(477,250)

Total Loans, net	$9,247,750

A summary of the Company’s loan portfolio as of March 31, 2025, disaggregated by class of financing receivable, are as follows:

Loans to Real Estate Developers Secured by First Mortgages

Outstanding at March 31, 2025

Loans	$20,564,000

Allowance for credit losses	$(196,090)

Total Loans, net	$20,367,910

A summary of the Company’s loan loss allowance as of March 31, 2026, are as follows:

	Balance at March 31, 2025	Write-off	Provision for loan loss	Balance at March 31, 2026

Mortgage Receivable Allowance	$196,090	$-	$281,160	$477,250

Interest Receivable Allowance	$3,509	$-	$79,908	$83,417

Total	$199,599	$-	$361,068	$560,667

These loans were funded by our bond sales.

F-13

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

We had no loans past due or on non-accrual status at March 31, 2026 and 2025. The accrued interest receivable balances were ($283,538) and $1,481,895 at March 31, 2026 and 2025, respectively.

As of March 31, 2026, future annual maturities of mortgage loans held for investment consists of the following:

Period Ended March 31,	Amount
2027	$7,725,000
2028	$2,000,000
$9,725,000

As of March 31, 2026 there were 8 mortgage loans with a gross balance of $9,725,000, which are required to pay only interest until maturity when the principal is due.

As of March 31, 2025 there were 19 mortgage loans with a gross balance of $20,564,000, which are required to pay only interest until maturity when the principal is due.

NOTE 7. DUE TO AFFILIATE

On April 9, 2021, we entered into a Management Services Agreement (the “Management Services Agreement”) with Worthy Management, an affiliate. Worthy Management was established in October 2019 as part of the internal reorganization of the operations of our parent, WFI. Prior to this operational restructure, our executive officers and other administrative personnel were employed by either WFI or by our sister company Worthy Peer Capital, Inc. As a result, once the operational restructure was complete effective January 1, 2020, our executive officers and the other personnel which provide services to us are all employed by Worthy Management. These personnel also provide services to WFI, Worthy Peer, Worthy Peer II, and Worthy Community Bonds, including its subsidiaries.

The initial term of the Management Services Agreement continued through December 31, 2024, and automatically renews for successive one-year terms. The Management Services Agreement can be terminated at any time upon 30 days’ prior written notice from one party to the other.

Included in due from/to affiliate is the balance due from/to Worthy Management of $179,860 and ($51,231) at March 31, 2026 and 2025, respectively.

F-14

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

NOTE 8. BOND LIABILITIES

In October of 2022 our Regulation A+ Offering Statement was declared Qualified by the Securities and Exchange Commission allowing for the sale by the Company, within 12 months of up to $75,000,000 of $10.00, 5% Bonds, 7% interest effective November 2023 until January 2026 and 6.5% thereafter.

During the year ended March 31, 2026, the Company redeemed Worthy Bonds. The Bonds are renewable at the option of the bond holder, accrue interest at 7% interest effective November 2023 until January 2026 and 6.5% thereafter, and the Company may redeem the bonds at any time. The Company has up to 30 days to make payment on any redemption of $50,000 or greater. The Company has approximately $3,187,000 and $3,471,000 of accrued interest related to these outstanding bonds at March 31, 2026, and 2025, respectively. The Bond liabilities balance at March 31, 2026, and 2025 was $20,307,709 and $36,733,665, respectively. Effective May 20, 2024, the Company temporarily suspended bond sales pending approval of the Post-Qualification Amendment on file with the SEC and resumed bond sales upon receipt of such approval on October 7, 2024.

A summary of the Company’s bond liabilities activity for the year ended March 31, 2026, is as follows:

Outstanding at April 1, 2025	$36,733,665

Bond issuances	$2,627
Bond redemptions	$(16,428,583)

Outstanding at March 31, 2026	$20,307,709

Interest expense on bonds	$2,140,037

A summary of the Company’s bond liabilities activity for the year ended March 31, 2025, is as follows:

Outstanding at April 1, 2024	$41,885,732

Bond issuances	$12,942,560
Bond redemptions	$(18,094,627)

Outstanding at March 31, 2025	$36,733,665

Interest expense on bonds	$2,923,156

NOTE 9. INCOME TAXES

For the period ended March 31, 2026, the income tax provision for current taxes was $0.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The majority of temporary differences that result in deferred tax assets and liabilities are the results of net operating loss carry forwards.

F-15

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

The components of the net deferred tax assets are as follows:

	Period ended March 31, 2026	Period ended March 31, 2025
Net Operating Loss	$1,403,000	$1,013,000
Loan Loss Reserve	$240,000	49,000
Less: Valuation allowance	(1,643,000)	(1,062,000)
Net deferred tax asset	$-	$-

The net deferred tax assets have been fully offset by a valuation allowance at March 31, 2026 and 2025. The increase in the valuation allowance was $581,000.

The table below summarizes the reconciliation of our income tax provision computed at the federal statutory rate of 21% for the years ended March 31, 2026, and 2025 and the actual tax provisions for the year ended March 31, 2026, and the period ended March 31, 2025.

	March 31, 2026	March 31, 2025

Expected provision (benefit) at statutory rate	(21.0)%	(21.0)%
State taxes	(3.6)%	(3.6)%
Increase in valuation allowance	24.6%	24.6%
Total provision (benefit) for income taxes	0.0%	0.0%

At March 31, 2026, and 2025, the Company had Federal net operating loss carry forwards of approximately $5,705,000 and $4,117,000, respectively. The net operating loss carry forward at March 31, 2026, can be carried forward indefinitely subject to annual usage limitations.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Legal contingencies

From time to time, the Company may be a defendant in pending or threatened legal proceedings arising in the normal course of its business. Management is not aware of any pending, threatened or asserted claims.

Regulatory

The sale of the Worthy Bonds is subject to federal securities law and the Bonds are Qualified under Regulation A+. The distribution of the Worthy Bonds is also subject to regulations of several states and the Company is registered as an Issuer Dealer in the State of Florida. The loans made by the Company may be subject to state usury laws.

F-16

WORTHY PROPERTY BONDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended March 31, 2026 and 2025

NOTE 11. EQUITY

The Company has authorized 100 shares of common stock. In April of 2021, the Company was founded with the issuance of 100 shares of our $0.001 per share par value common stock for $5,000 to WFI. WFI is the sole shareholder of the Company’s common stock.

NOTE 12. RELATED PARTIES

The Company has received capital contributions from its parent company, see note 11. The Company has entered into a management services agreement with Worthy Management, an affiliate, see note 7.

The Worthy Fintech Platform was sold by WFI to WWI on March 31, 2026, for $2,000,000 to be paid $1,000,000 in cash and $1,000,000 in shares of WWI common stock and licensed back to WFI for use by its subsidiaries. In September of 2021, the Company entered into a license fee agreement with WFI to pay a license fee to WFI for the use of the Worthy Fintech Platform in the amount of $5.00 per registered user per year.

For the years ended March 31, 2026, and 2025, the Company paid WFI approximately $117,000 and $116,000, respectively, which is included in general and administrative expenses in the statement of operations, pursuant to this agreement.

NOTE 13. CONCENTRATIONS

The mortgage loans held for investment gross balance at March 31, 2026, of $9,725,000 is due from 8 borrowers, of this gross balance 2 borrower’s balance due is approximately 21% of the total balance due and 1 borrower’s balance due is approximately 16% of the total balance due.

The mortgage loans held for investment gross balance at March 31, 2025, of $20,564,000 is due from 19 borrowers, of this gross balance 1 borrower’s balance due is approximately 16% of the total balance due and 2 borrower’s balance due is approximately 10% of the total balance due.

NOTE 14. SUBSEQUENT EVENTS

Worthy Property Bond redemptions subsequent to March 31, 2026, were approximately $1,931,000. These bond redemptions have been recorded as a decrease in cash and a decrease in bond liabilities.

The Company has evaluated these consolidated financial statements for subsequent events through July 15, 2026. Other than those noted above, management is not aware of any events that have occurred subsequent to the consolidated balance sheet date that would require adjustment to, or disclosure in the consolidated financial statements.

F-17

Item 8. Exhibits

Exhibit No.	Exhibit Description
1.1**	Form of Broker-Dealer Agreement with Dalmore Group, LLC
1.2**	Technology License Fee Agreement with WFI
1.3 *	Amended and Restated Technology and License Fee Agreement with WFI
2.1**	Articles of Incorporation.
2.2**	Bylaws.
3.1**	Form of Worthy Property Bond.
4.1**	Form of Worthy Property Bond Investor Agreement (for cash).
4.2**	Form of Worthy Property Bond Subscription Agreement (for Bond Rewards for Eligible Referrals).
4.3**	Form of Worthy Property Bond Auto-Invest Program information.
6.1**	Management Services Agreement dated April 9, 2021, by and between Worthy Management, Inc. and Worthy Property Bonds II, Inc.
10.1**	Power of Attorney (as included on the signature page of Form 1-A).

* Filed herewith.

**Previously filed.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly organized.

Dated: July 15, 2026	Worthy Property Bonds, Inc.

	By:	/s/ Dara Albright
Dara Albright
President, Chief Executive Officer, Chief Marketing Officer and Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Dara Albright	Chief Executive Officer, President	July 15, 2026
Dara Albright	(principal executive officer) and Director

/s/ Alan Jacobs	Treasurer, Chief Financial Officer, Secretary and Director	July 15, 2026
Alan Jacobs

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